UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

General Growth Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

37002310

(CUSIP Number)

A.J. Agarwal

The Blackstone Group L.P.

345 Park Avenue, 42nd Floor

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Brian M. Stadler, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: (212) 455-2000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 16, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,269,990
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,269,990
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,269,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners (AIV) VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,350
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,350
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,350
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.F L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,018,858
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,018,858
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,018,858
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.11%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.TE.1 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 621,696
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 621,696
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 621,696
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.TE.2 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,323,690
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,323,690
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,323,690
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.14%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Holdings VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone GGP Principal Transaction Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 276,836
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 276,836
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 276,836
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Associates VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,724,793
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,724,793
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,724,793
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREP VI Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,080
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,080
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREA VI L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,724,793
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,724,793
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,724,793
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 46,740,873
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,740,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS John G. Schreiber
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,714
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 10,670
	10	SHARED DISPOSITIVE POWER 46,740,873
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,755,587
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREP (GGP) VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,859,412
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,859,412
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,859,412
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.79%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREP (GGP) VI–A L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,886,407
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,886,407
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,886,407
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.05%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREP (GGP) VI.TE.1 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,617,398
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,617,398
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,617,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.49%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS BREP (GGP) VI.TE.2 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,831,156
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,831,156
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,831,156
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.04%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 37002310

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Associates VI (GGP) L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 41,194,373
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 41,194,373
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,194,373
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.36%
14	TYPE OF REPORTING PERSON (See Instructions) OO

This Amendment No. 2 to Schedule 13D relates to common stock, par value $0.01 per share (“Common Stock”), of General Growth Properties, Inc., a Delaware corporation (the “Issuer”), and amends the initial statement on Schedule 13D filed on November 18, 2010 (the “Original Schedule 13D”), as amended by Amendment No. 1 to Schedule 13D filed on July 25, 2011 (together with the Original Schedule 13D, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 2 shall have the same meanings ascribed to them in the Schedule 13D.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On August 16, 2012, the following Reporting Persons sold shares of Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended, at a price per share of $18.45: (i) Blackstone Real Estate Partners VI L.P. sold 631,861 shares of Common Stock, (ii) Blackstone Real Estate Partners (AIV) VI L.P. sold 1,834 shares of Common Stock, (iii) Blackstone Real Estate Partners VI.F L.P. sold 283,604 shares of Common Stock, (iv) Blackstone Real Estate Partners VI.TE.1 L.P. sold 173,052 shares of Common Stock, (v) Blackstone Real Estate Partners VI.TE.2 L.P. sold 372,008 shares of Common Stock, (vi) Blackstone Real Estate Holdings VI L.P. sold 4,476 shares of Common Stock, (vii) Blackstone GGP Principal Transaction Partners L.P. sold 77,059 shares of Common Stock, (viii) BREP (GGP) VI L.P. sold 3,460,787 shares of Common Stock, (ix) BREP (GGP) VI-A L.P. sold 2,029,416 shares of Common Stock, (x) BREP (GGP) VI.TE.1 L.P. sold 947,829 shares of Common Stock and (xi) BREP (GGP) VI.TE.2 L.P. sold 2,018,074 shares of Common Stock.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) – (b) All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on the 938,259,889 shares of Common Stock of the Issuer reported by the Issuer as outstanding as of August 1, 2012 in its Form 10-Q filed with the Securities and Exchange Commission on August 6, 2012.

Taking into account the sale of shares of Common Stock described in Item 4 hereof, BREP (GGP) VI-A L.P. holds 9,886,407 shares of Common Stock, BREP (GGP) VI L.P. holds 16,859,412 shares of Common Stock, BREP (GGP) VI.TE.1 L.P. holds 4,617,398 shares of Common Stock, BREP (GGP) VI.TE.2 L.P. holds 9,831,156 shares of Common Stock, Blackstone Real Estate Partners VI L.P. holds warrants to purchase 2,269,990 shares of Common Stock, Blackstone Real Estate Partners (AIV) VI L.P. holds warrants to purchase 19,350 shares of Common Stock, Blackstone Real Estate Partners VI.F L.P. holds warrants to purchase 1,018,858 shares of Common Stock, Blackstone Real Estate Partners VI.TE.1 L.P. holds warrants to purchase 621,696 shares of Common Stock, Blackstone Real Estate Partners VI.TE.2 L.P. holds warrants to purchase 1,323,690 shares of Common Stock, Blackstone Real Estate Holdings VI L.P. holds warrants to purchase 16,080 shares of Common Stock, and Blackstone GGP Principal Transaction Partners L.P. holds warrants to purchase 276,836 shares of Common Stock. The warrants referenced above are currently exercisable and the applicable holder thereof may be deemed to beneficially own the shares of Common Stock issuable upon exercise of such warrants.

Blackstone Real Estate Associates VI L.P. is the general partner of each of (i) Blackstone Real Estate Partners VI L.P., (ii) Blackstone Real Estate Partners (AIV) VI L.P., (iii) Blackstone Real Estate Partners VI.F L.P., (iv) Blackstone Real Estate Partners VI.TE.1 L.P., (v) Blackstone Real Estate Partners VI.TE.2 L.P. and (vi) Blackstone GGP Principal Transaction Partners L.P. BREP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Real Estate Holdings VI L.P. (together with the entities in clauses (i) through (vi), the “Blackstone Funds”). Blackstone Real Estate Associates VI (GGP) L.L.C. is the general partner of each of BREP (GGP) VI L.P., BREP (GGP) VI-A L.P., BREP (GGP) VI.TE.1 L.P. and BREP (GGP) VI.TE.2 L.P. (collectively, the “Blackstone Subsidiaries”). Blackstone Real Estate Associates VI L.P. is the sole member of Blackstone Real Estate Associates VI (GGP) L.L.C. BREA VI L.L.C. is the general partner of Blackstone Real Estate Associates VI L.P. Blackstone Holdings III L.P. is the managing member of BREA VI L.L.C and the sole member of BREP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. The Blackstone

Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares of Common Stock beneficially owned by the Blackstone Funds and the Blackstone Subsidiaries directly or indirectly controlled by it or him. John G. Schreiber controls Centaur Partners IV, L.P., which is a member of BREA VI L.L.C. and a partner in Blackstone Real Estate Holdings VI L.P., and any disposition of securities of the Issuer held by the Blackstone Funds and the Blackstone Subsidiaries requires his approval. Accordingly, Mr. Schreiber may be deemed to share dispositive power over the securities of the Issuer held by the Blackstone Funds and the Blackstone Subsidiaries, although Mr. Schreiber has waived his approval right so long as the shares of Common Stock held by the Blackstone Subsidiaries remain subject to the pledge described in Item 6 hereof. In addition, Mr. Schreiber holds 14,714 shares of Common Stock directly, 6,505 of which remain subject to vesting under the General Growth Properties, Inc. 2010 Equity Incentive Plan and the terms of his grants. Of these 6,505 shares of unvested Common Stock, 2,461 shares vest on September 30, 2012, 1,583 shares vest on December 2, 2012 and 2,461 shares vest on December 31, 2012. Mr. Schreiber has voting power over all 14,714 shares of Common Stock held directly by him and is deemed to have dispositive power over 10,670 of such shares.

The aggregate number and percentage of the shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares of Common Stock as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than the entities identified above as holding the securities of the Issuer reported on this Schedule 13D) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(c) Except as set forth in Item 4, none of the Reporting Persons has engaged in any transaction during the past 60 days in any securities of the Issuer.

(d) Not applicable.

(e) After giving effect to the transactions described in Item 4, the Reporting Persons ceased to beneficially own more than 5% of the Common Stock of the Issuer on August 16, 2012.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

In connection with the sale of shares of Common Stock described in Item 4, the Blackstone Funds and the Blackstone Subsidiaries entered into a lock-up agreement, dated August 16, 2012 (the “Lock-Up Agreement”).

The description of the Lock-Up Agreement contained in this Item 6 is not intended to be complete and is qualified in its entirety be reference to the Lock-Up Agreement, which is filed as an exhibit to this Schedule 13D and incorporated by reference herein.

Item 7.	Material to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby supplemented as follows:

16.	Lock-Up Agreement dated August 16, 2012 by Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Holdings VI L.P., Blackstone GGP Principal Transaction Partners L.P., BREP (GGP) VI L.P., BREP (GGP) VI-A L.P., BREP (GGP) VI.TE.1 L.P. and BREP (GGP) VI.TE.2 L.P.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 20, 2012

BREP (GGP) VI–A L.P.

By:	Blackstone Real Estate Associates VI (GGP) L.L.C.,
its General Partner

By:	Blackstone Real Estate Associates VI L.P.,
its Sole Member

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP (GGP) VI L.P.

By:	Blackstone Real Estate Associates VI (GGP) L.L.C.,
its General Partner

By:	Blackstone Real Estate Associates VI L.P.,
its Sole Member

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Amendment No. 2 to Schedule 13D]

BREP (GGP) VI.TE.1 L.P.

By:	Blackstone Real Estate Associates VI (GGP) L.L.C.,
its General Partner

By:	Blackstone Real Estate Associates VI L.P.,
its Sole Member

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP (GGP) VI.TE.2 L.P.

By:	Blackstone Real Estate Associates VI (GGP) L.L.C.,
its General Partner

By:	Blackstone Real Estate Associates VI L.P.,
its Sole Member

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VI (GGP) L.L.C.

By:	Blackstone Real Estate Associates VI L.P.,
its Sole Member

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Amendment No. 2 to Schedule 13D]

BLACKSTONE REAL ESTATE PARTNERS VI L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS (AIV) VI L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI.F L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Amendment No. 2 to Schedule 13D]

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.

By:	BREP VI Side-by-Side GP L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GGP PRINCIPAL TRANSACTION PARTNERS L.P.

By:	Blackstone Real Estate Associates VI L.P.,
its General Partner

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.

By:	BREA VI L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Amendment No. 2 to Schedule 13D]

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P.,
its General Partner

By:	Blackstone Holdings III GP Management L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer and Secretary

BLACKSTONE HOLDINGS III GP L.P.

By:	Blackstone Holdings III GP Management L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer and Secretary

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer and Secretary

[Signature Page to Amendment No. 2 to Schedule 13D]

THE BLACKSTONE GROUP L.P.

By:	Blackstone Group Management L.L.C.,
its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Signature Page to Amendment No. 2 to Schedule 13D]

/s/ Stephen A. Schwarzman STEPHEN A. SCHWARZMAN

[Signature Page to Amendment No. 2 to Schedule 13D]

/s/ John G. Schreiber JOHN G. SCHREIBER

[Signature Page to Amendment No. 2 to Schedule 13D]